Ex-99.(j)
[LOGO]
ESTABLISHED 1923

ANCHIN, BLOCK & ANCHIN LLP
Accountants and Consultants

1375 Broadway
New York, New York 10018
(212) 840-3456
FAX (212) 840-7066


                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of Lazard Retirement Series, Inc. Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of our Report dated January 28, 2005, relating to the financial statements of Lazard Retirement Series, Inc. for the year ended December 31, 2004.

We also consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information.

ANCHIN, BLOCK & ANCHIN LLP


September 27, 2005


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e-mail: info@anchin.com

www.anchin.com